Exhibit 10.1
PROCEPT BioRobotics Corporation
Change Of Control And Severance Agreement
This Change of Control and Severance Agreement (this “Agreement”) is entered into effective as of _____________, 202_ (the “Effective Date”) by and between _____________________ (“Executive”) and PROCEPT BioRobotics Corporation, a Delaware corporation (the “Company”).
Recital
Whereas, the Company’s Board of Directors (the “Board”) believes it is in the best interests of the Company and its shareholders to provide incentives for Executive to continue in Executive’s service to the Company and enter into this Agreement to provide Executive with certain protections in the event of Executive’s termination of employment under certain circumstances.
Now Therefore, in consideration of the mutual promises, covenants and agreements contained herein, and in consideration of the continuing employment of Executive by the Company, the parties hereto agree as follows:
1.At-Will Employment. Executive’s employment is and shall remain at-will, which means that the Company may terminate Executive’s employment at any time, with or without advance notice, and with or without Cause. Similarly, Executive may resign Executive’s employment at any time, with or without advance notice. Except as set forth in Section 2 below, Executive shall not receive any compensation of any kind, including, without limitation, stock option or other equity award vesting acceleration and severance benefits, following Executive’s termination of employment with the Company, except as expressly provided herein or expressly provided in a written agreement between Executive and the Company entered into following the Effective Date.
2.Severance Benefits.
(a)Severance Benefits upon a Termination in Connection with or Following a Change of Control. If Executive’s employment is terminated by the Company without Cause (as defined below), and other than as a result of death or disability, or Executive resigns Executive’s employment with the Company for Good Reason (as defined below), in either case, three (3) months prior to, on or within twelve (12) months following the effective date of a Change of Control (a “COC Termination”), and provided such termination constitutes a “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h), a “Separation from Service”), and further provided that Executive delivers a release of claims as required under Section 3 below, then Executive shall be entitled to the following severance benefits (the “COC Benefits”) subject to Sections 3(c) and 9(i):
(i)The Company shall pay Executive an amount in cash equal to the sum of (a) twelve (12) months of Executive’s then current base salary (or if the termination is due to a resignation for Good Reason based on a material reduction in base salary, then the Executive’s annual base salary in effect immediately prior to the reduction), and (b) 100% of Executive’s target annual cash bonus for the year during which Executive’s Separation from

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Service occurs, in each case payable in a single lump sum on the later of (x) three days following the Release Effective Date (as defined below) or (y) immediately prior to a Change of Control.
(ii)Subject to Section 9(c), the Company shall pay Executive’s expenses for continuing Executive’s health care coverage and that of any dependents who are covered at the time of Executive’s Separation from Service at then-existing participation and coverage levels (the “COBRA Premiums”) under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for a period ending on the earlier of (A) twelve (12) months from the Separation from Service or (B) the date on which Executive becomes eligible to be covered by the health care plans of another employer (the “COC COBRA Period”), in each case so long as Executive timely elects and is eligible for such COBRA continuation coverage.
(iii)All outstanding unvested Company stock awards then held by Executive (the “Equity Awards”) shall become fully vested and, if applicable, exercisable with respect to all of the shares subject thereto and any restrictions thereon shall lapse, effective on the later of (x) the Release Effective Date or (y) immediately prior to a Change of Control; provided, however, that with respect to any Equity Award that remains subject to the achievement of performance goals as of Executive’s Separation from Service, the attainment level under any performance-based vesting awards shall be determined in accordance with the terms of the applicable award agreement provided that such attainment level shall be not less than target performance. To the extent such Equity Awards are options, such options shall be exercisable by Executive for twelve (12) months following the date of Executive’s Separation from Service (or, if earlier, until such option’s final expiration date). For the avoidance of doubt, any unvested portion of Executive’s outstanding Equity Awards will remain outstanding for three (3) months or until the occurrence of a Change of Control (whichever is earlier) so that any vesting acceleration benefits provided under this clause (iii) can be provided if a Change of Control occurs within three (3) months following such Separation from Service (provided that in no event will an option remain outstanding beyond the option’s final expiration date). In such case, if no Change of Control occurs within three (3) months following Executive’s Separation from Service, any unvested portion of Executive’s Equity Awards automatically will be forfeited for no consideration. Notwithstanding the foregoing, in the event that the definitive agreement for the Change of Control does not provide for the continuance, assumption or substitution of Executive’s Equity Awards, then all of such Equity Awards shall become fully vested with respect to all of the shares subject thereto and any restrictions thereon shall lapse, effective immediately prior to the consummation of the Change of Control.
(b)Severance Benefits upon a Termination that is not a COC Termination. If Executive’s employment is terminated by the Company without Cause and other than as a result of death or disability, or Executive resigns Executive’s employment with the Company for Good Reason, and such termination is not a COC Termination, and provided such termination constitutes a Separation from Service and that Executive delivers a release of claims as required under Section 3 below, then Executive shall be entitled to the following severance benefits (the “Severance Benefits”):
(i)The Company shall pay Executive an amount in cash equal to twelve (12) months of Executive’s then current base salary (or if the termination is due to a resignation for Good Reason based on a material reduction in base salary, then the Executive’s annual base salary in effect immediately prior to the reduction), payable in substantially equal installments in accordance with the Company’s normal payroll practice over the twelve (12) month period following Executive’s Separation from Service.
(ii)Subject to Section 9(c), the Company shall pay Executive’s COBRA Premiums under COBRA for a period ending on the earlier of (A) twelve (12) months from the Separation from Service or (B) the date on which Executive becomes eligible to be covered by the health care plans of another employer (the “Severance COBRA Period”), in each case so long as Executive timely elects and is eligible for such COBRA continuation coverage.
(c)Accrued Wages, Bonus and Vacation, Expenses. Without regard to the reason for, or the timing of, Executive’s termination of employment, the Company shall pay (or provide reimbursement to) Executive for (i) any unpaid base salary due for periods prior to and including the date of Separation from Service; (ii) all accrued and unused vacation through the date of Separation from Service, if applicable; (iii) any earned (as determined and approved by the Board prior to the Separation from Service) but not yet paid incentive bonus from the prior fiscal year, which bonus shall be paid in accordance with the Company’s regular bonus payment process and in any event by no later than two and one-half months after the end of such subsequent year; and (iv) following submission of proper expense reports by Executive, all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company prior to the Separation from Service. These payments shall be made promptly upon or following termination and within the period of time mandated by law (or in the case of an earned bonus, within the time period set forth in the Company’s bonus plan and in any event by no later than two and one-half months after the end of the fiscal year following the year in which the bonus was earned).
3.Release Required; Timing of Payments.
(a)Requirement of Release. Prior to the payment of any COC Benefits (including the acceleration of Equity Awards) or Severance Benefits, Executive shall execute and allow to become effective a standard release agreement releasing the Company (and its successor) from any and all claims Executive (or Executive’s estate or beneficiaries) may have against such entities related to or arising in connection with Executive’s employment and the terms of such employment and termination thereof (the “Release”) within the time frame set forth therein, but not before the date of Executive’s Separation from Service and not later than 60 days following Executive’s Separation from Service (the “Release Effective Date”). No COC Benefits or Severance Benefits shall be paid or provided prior to the Release Effective Date.
(b)Form of Release. The Release shall be in substantially the form attached hereto as Exhibit A, subject to any changes needed to comply with applicable law, and shall specifically relate to all of Executive’s rights and claims in existence at the time of such execution and shall confirm Executive’s continuing obligations to the Company (including but not limited to obligations under any confidentiality and/or non-solicitation agreement with the Company). Unless a Change of Control has occurred, the Board, in its sole discretion, may modify the form of the required Release to comply with applicable law and shall determine the form of the required Release, which may be incorporated into a termination agreement or other agreement with Executive.
(c)Timing of Payments. Within three (3) days following the Release Effective Date, the Company will pay in a lump sum payment or commence payment of the COC Benefits or Severance Benefits, as applicable, that Executive would otherwise have received on or prior to such date but for the delay in payment related to the effectiveness of the Release, with the balance of the benefits being paid as originally scheduled. Notwithstanding the foregoing, if the Company (or, if applicable, the successor entity thereto) determines that any of the COC Benefits or Severance Benefits constitute “deferred compensation” under Section 409A (defined below) or as otherwise necessary to comply with, or be exempt from, Section 409A, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, no COC Benefits or Severance Benefits, as applicable, will be paid prior to the 61st day following Executive’s Separation from Service. On the 61st day following the date of Separation from Service, the Company will pay to Executive in a lump sum payment the COC

Benefits or Severance Benefits, as applicable, that Executive would otherwise have received on or prior to such date, with the balance of the benefits being paid as originally scheduled.
4.Limitation on Payments. If any payment or benefit (including payments and benefits pursuant to this Agreement) that Executive would receive in connection with a Change of Control from the Company or otherwise (“Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to Executive, which of the following two alternative forms of payment would result in Executive’s receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Transaction Payment (a “Full Payment”), or (2) payment of only a part of the Transaction Payment so that Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, (x) Executive shall have no rights to any additional payments and/or benefits constituting the Transaction Payment, and (y) reduction in payments and/or benefits will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to Executive. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards. In no event will the Company or any shareholder be liable to Executive for any amounts not paid as a result of the operation of this Section 4.
(a)The professional firm engaged by the Company for general tax purposes as of the day prior to the effective date of the Change of Control shall make all determinations required to be made under this Section 4. If the professional firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such professional firm required to be made hereunder.
(b)The professional firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within 15 calendar days after the date on which Executive’s right to a Transaction Payment is triggered or such other time as reasonably requested by the Company or Executive. If the professional firm determines that no Excise Tax is payable with respect to the Transaction Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with detailed supporting calculations of its determinations that no Excise Tax will be imposed with respect to such Transaction Payment. Any good faith determinations of the professional firm made hereunder shall be final, binding and conclusive upon the Company and Executive.
5.Successors.
(a)Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s, or ensure that the Company fully performs its, obligations under this Agreement and shall perform the Company’s, or ensure that the Company performs its, obligations, under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any such successor. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Agreement, the Company shall require any successor to the Company to expressly and unconditionally assume this Agreement in writing and honor the obligations of the Company hereunder, in the same manner and to the same extent that the Company would be required to perform if no succession had taken place.
(b)Executive’s Successors. Without the written consent of the Company, Executive shall not assign or transfer any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights, benefits and payments of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
6.Notices.
(a)General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, delivered by trackable delivery (such as FedEx, UPS, or USPS), or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices shall be addressed to Executive at the home address which Executive’s most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
(b)Notice of Termination. Any termination by the Company with or without Cause or by Executive as a result of a voluntary resignation for any reason shall be communicated by a notice of termination to the other party hereto given in accordance with this Agreement.
7.Arbitration. The Company and Executive shall attempt to settle any disputes arising in connection with this Agreement through good faith consultation. In the event that Executive and the Company are not able to resolve any such disputes within 15 days after notification in writing to the other (the “Initial Period”), any dispute or claim arising out of or in connection with this Agreement will be finally settled by binding arbitration in San Mateo County, California, in accordance with the process outlined in this Section 7. To ensure the timely and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that, after the expiration of the Initial Period, any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, or Executive’s employment, or the termination of Executive’s employment, including but not limited to all statutory claims, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration by a single arbitrator conducted by JAMS (“JAMS”) under the then applicable JAMS rules (available upon request and also currently available at  http://www.jamsadr.com/rules-employment-arbitration/).   By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding and agree that the arbitrator’s award shall be final and binding on both parties.  This arbitration provision is to be construed as broadly as is permissible

under applicable law.   The Company acknowledges that Executive will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (c) be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of Executive if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.
8.Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
(a)Cause. “Cause” for termination of Executive’s employment will exist if Executive is terminated by the Company for any of the following reasons: (i) Executive’s commission of any material act of dishonesty which is injurious to the Company; (ii) Executive’s conviction of a felony or any crime involving moral turpitude; (iii) Executive’s commission of an act of fraud, embezzlement, misappropriation of funds, misrepresentation, malfeasance, breach of fiduciary duty or other willful and material act of misconduct, in each case, against the Company or any of its affiliates; (iv) Executive’s material breach of any of Executive’s obligations under any written agreement or covenant with the Company, including but not limited to Executive’s Employee Confidential Information and Inventions Assignment Agreement, or any other written policy, code of conduct or agreement with the Company; or (v) Executive’s failure to substantially perform Executive’s assigned duties. The term “Company” will be interpreted to include any subsidiary, parent or affiliate of the Company, as appropriate.
(b)Change of Control. “Change of Control” means (1) a sale of all or substantially all of the Company’s assets, (2) any merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction, (3) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company, or (4) a contested election of Directors, as a result of which or in connection with which the persons who were Directors before such election or their nominees (the “Incumbent Directors”) cease to constitute a majority of the Board; provided however that if the election or nomination for election by the Company’s shareholders, of any new Director was approved by a vote of at least 50% of the Incumbent Directors, such new Director shall be considered as an Incumbent Director. Notwithstanding the foregoing, to the extent required for compliance with Section 409A of the Code, in no event will a Change of Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

(c)Good Reason. “Good Reason” for Executive’s resignation of Executive’s employment shall exist following the occurrence of any of the following without Executive’s written consent: (i) a material reduction in job duties, responsibilities, title or authority inconsistent with Executive’s position with the Company; (ii) a material reduction of Executive’s then current base salary, representing a reduction of more than 5% of Executive’s then current base salary; (iii) the relocation of Executive’s principal place of employment to a place that increases Executive’s one-way commute by more than 35 miles as compared to Executive’s then current principal place of employment immediately prior to such relocation; (iv) a material reduction in Executive’s target annual bonus opportunity; or (v) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform, except where such assumption occurs by operation of law; provided, that Executive gives written notice to the Company of the event forming the basis of the termination for Good Reason within 60 days following the initial occurrence of such event, the Company fails to cure such basis for the Good Reason resignation within 30 days after receipt of Executive’s written notice and Executive terminates Executive’s employment within 30 days following the expiration of the cure period.
9.Miscellaneous Provisions.
(a)Executive Obligations. Notwithstanding anything to the contrary contained herein, payment of any of the COC Benefits or Severance Benefits, as applicable, will be conditioned upon (i) Executive continuing to comply with Executive’s obligations under the Confidential Information and Invention Assignment Agreement (or such similar form that Executive previously executed in connection with Executive’s employment) during the period of time in which Executive is receiving the COC Benefits or Severance Benefits, as applicable; and (ii) Executive’s resignation from all positions with the Company, any subsidiaries and affiliates, and the Board (as applicable), to be effective no later than the date of Separation from Service (or such other date as determined by the Board).
(b)Income and Employment Taxes. All amounts paid or provided under this Agreement shall be net of required withholdings, and Executive shall be responsible for any additional taxes of any nature (including any penalties or interest that may apply to such taxes) that the Company reasonably determines apply to any payment made hereunder. Executive’s receipt of any benefit hereunder is conditioned on Executive’s satisfaction of any applicable withholding or similar obligations that apply to such benefit and any cash payment owed hereunder will be reduced to satisfy any such withholding or similar obligations that may apply.
(c)Alternative Method of Providing COBRA Benefit. If the Company determines, in its sole discretion, that the Company cannot pay COBRA Premiums as provided in Section 2(a) or 2(b) without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof pay Executive a taxable cash amount, which payment shall be made regardless of whether Executive or Executive’s eligible dependents elect health care continuation coverage (the “Health Care Benefit Payment”). The Health Care Benefit Payment shall be paid in monthly installments over the same time period that the COBRA Premiums would otherwise have been paid on behalf of Executive as set forth in Section 2(a)(ii) or 2(b)(ii). The Health Care Benefit Payment shall be equal to the amount that the Company would have otherwise paid for COBRA Premiums (which amount shall be calculated based on the premium for the first month of coverage), and shall be paid until the expiration of the COC COBRA Period or the Severance COBRA Period, as applicable.

(d)No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Executive may receive from any other source.
(e)Waiver. No provision of this Agreement may be waived or discharged unless the waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(f)Integration. This Agreement supersedes all prior or contemporaneous agreements, whether written or oral, with respect to the subject matter of this Agreement including without limitation any severance provisions in any employment agreement or offer letter with the Company; provided that, for clarification purposes, this Agreement shall not affect any agreements between the Company and Executive regarding intellectual property matters, non-solicitation or non-competition restrictions or confidential information of the Company.
(g)Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.
(h)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(i)Code Section 409A. It is intended that each installment of the payments and benefits provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that payments of the amounts set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code (Section 409A of the Code, together, with any state law of similar effect, “Section 409A”) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the Company (or, if applicable, the successor entity thereto) determines that any severance payments and benefits provided under this Agreement (the “Agreement Payments”) constitute “deferred compensation” under Section 409A and Executive is, on the date of Executive’s Separation from Service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payment of such severance payments and/or benefits, as applicable, described in Sections 2(a) and 2(b) shall be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after Executive’s Separation from Service or (ii) the date of Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall pay to Executive a lump sum amount equal to the applicable benefit that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the benefit had not been so delayed pursuant to this Section 9(i).
(j)Legal Fees and Expenses. The parties shall each bear their own expenses, legal fees and other fees incurred in connection with the execution of this Agreement.
(k)Term; Termination. This Agreement shall be effective for an initial period of three (3) years from the Effective Date (the “Initial Term”) and, unless otherwise terminated pursuant to the terms of this Section 9(k), shall be automatically renewed thereafter for additional successive terms equal to one (1) year each (each a “Successive Term” and together with the Initial Term, the “Term”), unless a notice of termination is issued by the Company no later than sixty (60) days prior to the end of the then current Term. This Agreement, and any rights granted hereunder, will terminate on the date all amounts to be paid by the Company (or any successor to the Company as contemplated in Section 5(a) above) to Executive hereunder are paid.
(l)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page Follows]

In Witness Whereof, the parties have executed this Agreement as of the date first set forth above.
Executive

Date:

PROCEPT BioRobotics Corporation

By:
Name:
Title:
Date:

S-1

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Exhibit A
Release Agreement
In consideration of receiving certain benefits under my Amended and Restated Change of Control and Severance Agreement with PROCEPT BioRobotics Corporation (the “Company”) dated [__________,] 202_ (the “Agreement”) and the Company’s agreement to the nondisparagement covenant set forth on Attachment A hereto, I have agreed to sign this Release. I understand that I am not entitled to benefits under the Agreement unless I sign this Release.
I understand that this Release, together with the Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company, affiliates of the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated therein. Certain capitalized terms used in this Release are defined in the Agreement.
I hereby confirm my obligations under my Confidential Information and Invention Assignment Agreement (or such similar form that I previously executed in connection with my employment) with the Company.
Except as otherwise set forth in this Release, I hereby generally and completely release the Company and its current and former directors, officers, executives, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to my employment with the Company or its affiliates, or the termination of that employment; (2) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company or its affiliates; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, [the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”),]1 the federal Employee Retirement Income Security Act of 1974 (as amended), the California Fair Employment and Housing Act, the California Labor Code, and the California Business & Professions Code. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (1) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter or bylaws of the Company, or under applicable law; (2) any rights related to vested securities of the Company that were granted to me during the
1 Note to Draft: include for age 40+ individual termination and 40+ group termination course of my employment with the Company or any shares of capital stock or other securities of the Company that I purchased other than pursuant to a Company stock option or stock plan; (3) any claims for breach of this Release or (4) any rights which are not waivable as a matter of law.
Notwithstanding anything in this Release or my Confidential Information and Invention Assignment Agreement (or such other similar agreement) to the contrary, nothing contained in this Agreement or the Confidential Information and Invention Assignment Agreement shall prohibit me (or my attorney(s)) from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Equal Employment Opportunity Commission, the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to such party’s attorney(s) or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, (iii) receiving an award for information provided to any Government Agency, and/or (iv) exercising any rights I may have under Section 7 of the U.S. National Labor Relations Act.
Pursuant to 18 USC Section 1833(b), I acknowledge that (1) I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (2) if I file a lawsuit for retaliation by the Company or its affiliates for reporting a suspected violation of law, I may disclose the trade secret to my attorney and use the trade secret information in the court proceeding, if I file any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
Further, nothing in this Release or my Confidential Information and Invention Assignment Agreement is intended to or shall preclude me from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If I am required to provide testimony or produce documents, then unless otherwise directed or requested by a Governmental Agency or law enforcement, I shall notify the Company in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible) to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.

I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims. I hereby represent and warrant that by agreeing to this Release, I am agreeing not to sue, or otherwise file any claim against, the Company or any of its directors, officers, employees, investors or other agents based on anything that has occurred as of the date I sign this Release out of, based upon, or relating to any of the Released Claims. I agree that if I hereafter commence any suit arising out of, based upon, or relating to any of the Released Claims or in any manner asserts against the Released Parties, or any of them, any of the Released Claims, then I agree to pay to the Released Parties, and each of them, in addition to any other damages caused to the Released Parties thereby, all attorneys’ fees incurred by the Released Parties in defending or otherwise responding to said suit or Released Claim. Notwithstanding the foregoing, this provision shall not apply to any suit or claim to the extent it challenges the effectiveness of this release with respect to a claim under the ADEA.

[I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given for the Released Claims is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) the Released Claims do not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have [twenty-one (21) days]2 [forty-five (45) days]3 to consider this Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke the Release by providing written notice to an officer of the Company; and (e) the Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release (“Effective Date”).]4
[I have received with this Release all of the information required by the ADEA, including without limitation a detailed list of the job titles and ages of all employees who were terminated in this group termination and the ages of all employees of the Company in the same job classification or organizational unit who were not terminated, along with information on the eligibility factors used to select employees for the group termination and any time limits applicable to this group termination program.]5
I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.
I agree that I have, prior to my Separation from Service, returned to the Company all documents of the Company and its affiliates (and all copies thereof) and all other property of the
2 Note to Draft: include for ages 40+ individual
3 Note to Draft: include for ages 40+ group termination
4 Note to Draft: include for ages 40+ individual termination and 40+ group termination
5 Note to Draft: include for 40+ group termination

Company or its affiliates that I have in my possession, custody or control, including without limitation: (i) any materials of any kind that I know contain or embody any proprietary or confidential information of the Company or an affiliate of the Company (and all reproductions thereof), (ii) credit cards, entry cards, identification badges and keys, and (iii) any correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the customers, business plans, marketing strategies, products and/or processes of the Company or any of its affiliates and any information received from the Company or any of its affiliates regarding third parties; provided that I may retain my personal copies of my compensation and personnel records, including any agreements between me and the Company, and any materials distributed to stockholders generally.
I hereby agree not to disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, stockholders or employees, either publicly or privately, provided, however, that I may respond accurately and fully to any question, inquiry or request for information when required by legal process.
After my Separation from Service, I agree to cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of my duties and responsibilities to the Company or its affiliates during my employment with the Company (including, without limitation, being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into my possession during my employment); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with my personal schedule or ability to engage in gainful employment and the Company will promptly pay or reimburse me upon demand for all of my reasonable travel and other direct expenses reasonably incurred, or to be reasonably incurred, to comply with my obligations under this paragraph.
I agree to continue to be bound by and subject to the terms of the Company’s Compensation Recovery Policy (the “Policy”) and compensation received by me may be subject to reduction, cancellation, forfeiture and/or recoupment to the extent necessary to comply with the Policy, notwithstanding any other agreement to the contrary.
I acknowledge that to become effective, I must sign and return this Release to the Company on or after the date of my Separation from Service and so that it is received not later than [fourteen (14) days]6 [twenty-one (21) days]7 [forty-five (45) days]8 following the date it is
6 Note to Draft: include for below 40 individual/group termination
7 Note to Draft: include for ages 40+ individual termination
8 Note to Draft: include for 40+ group termination

provided to me [or such other date as specified by the Company]9[, and I must not revoke it thereafter]10.
I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.
This Release Agreement is deemed made and entered into in the [State of California], and in all respects shall be interpreted, enforced and governed under the internal laws of the [State of California], to the extent not preempted by federal law.
I UNDERSTAND THAT THIS RELEASE AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, EVEN THOSE UNKNOWN CLAIMS THAT, IF KNOWN BY ME, WOULD AFFECT MY DECISION TO ACCEPT THIS RELEASE AGREEMENT.
[Executive Name]

Date:

9 Note to Draft: include for below 40 individual/group termination
10 Note to Draft: include for ages 40+ individual and 40+ group termination

Attachment A
Nondisparagement Agreement
In consideration for [Executive Name]’s execution of the Release Agreement to which this document is an attachment, PROCEPT BioRobotics Corporation agrees (through its officers and directors) that it shall instruct its executive officers and members of the Board to not, disparage, criticize or defame [Executive Name], either publicly or privately; provided that the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process.
PROCEPT BioRobotics Corporation

By:
Name:
Title:
Date:

.